WRITTEN CONSENT RESOLUTION OF THE MAJORITY SHAREHOLDERS OF NOWIGENCE, INC. (CIK: 0001761911)

TO REMOVE DIRECTORS WITHOUT CAUSE

PREAMBLE AND RECITALS

WHEREAS, Nowigence, Inc., a New York corporation (the "Company"), is governed by its Certificate of Incorporation and Bylaws, and is subject to the New York Business Corporation Law ("NYBCL");

WHEREAS, the Company's capital structure includes two classes of common stock: Class A common shares, each entitled to one vote per share, and Class B common shares, each entitled to ten votes per share, with the Class B shares historically conferring supermajority voting control to their holders;

WHEREAS, the Company's Certificate of Incorporation and Bylaws do not require cause for the removal of directors, nor do they provide for cumulative voting or class-elected directors, and thus the removal of directors without cause is permitted under NYBCL § 706(b), subject to any limitations in the governing documents;

WHEREAS, the Company's most recent SEC filings and public disclosures confirm that the Company is not subject to cumulative voting, and that the holders of a majority of the outstanding voting shares, acting by written consent, are empowered to remove directors with or without cause, unless otherwise restricted by the Certificate of Incorporation or Bylaws;

WHEREAS, the Company's Bylaws and Certificate of Incorporation permit shareholder action by written consent in lieu of a meeting, provided that the consent is executed by the holders of the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted, and further provide that prompt notice of such action be given to non-consenting shareholders;

WHEREAS, the Company's Class B shareholders, and certain Class A shareholders representing a supermajority of the voting power, are entitled to act by written consent to effectuate the removal of directors, and such action is valid and binding under New York law and the Company's governing documents;

WHEREAS, the Company has, in recent years, experienced significant governance and operational challenges.

WHEREAS, the Class B shareholders, and certain Class A shareholders representing a supermajority of the voting power, have determined that it is necessary and appropriate to remove the entire Board of Directors, including CEO Anoop Bhatia and all other directors, except for Srivatsava Sunkara (Executive Director and Chief Operating Officer) and Kiran Inampudi (Executive Director and Chief Technology Officer), in order to restore effective governance, protect shareholder interests, and enable the Company to pursue its business objectives with integrity and accountability;

WHEREAS, the removal of directors without cause is authorized under NYBCL § 706(b), and the Company's Certificate of Incorporation and Bylaws do not require cause for removal, nor do they provide for cumulative voting or class-elected directors that would restrict such removal;

WHEREAS, the shareholders executing this written consent constitute the holders of a majority of the outstanding voting shares entitled to vote on the removal of directors, and are authorized to act by written consent in accordance with NYBCL § 615 and the Company's governing documents;

NOW, THEREFORE, the undersigned shareholders, acting by written consent in lieu of a meeting, hereby adopt the following resolutions:

RESOLUTIONS

1. Removal of Directors Without Cause

RESOLVED, that, pursuant to the authority granted by the Certificate of Incorporation and Bylaws of the Company, and in accordance with Section 706(b) of the New York Business Corporation Law, the following individuals are hereby removed, without cause, as members of the Board of Directors of Nowigence, Inc., effective immediately upon the execution and delivery of this written consent to the Company:

- Anoop Bhatia (Chairman, President, and Chief Executive Officer)
- Michael Connolly (Independent Director)
- Greg Walsh (Independent Director)
- Vikram Kurella (Independent Director)
- Tinsley Galyean (Independent Director)
- Scott Rajeski (Independent Director)

Any other person serving as a director of the Company as of the date hereof, except as expressly provided below.

2. Retention of Certain Directors

RESOLVED FURTHER, that the following individuals shall remain as members of the Board of Directors of Nowigence, Inc.:

- Srivatsava Sunkara (Executive Director and Chief Operating Officer)
- Kiran Inampudi (Executive Director and Chief Technology Officer)

3. Appointment of Successor Directors

RESOLVED FURTHER, that the vacancies created by the removal of the foregoing directors may be filled by the remaining directors or by further action of the shareholders in accordance with the Certificate of Incorporation, Bylaws, and applicable law, and the Board is authorized and directed to take all actions necessary or appropriate to appoint qualified individuals to fill such vacancies.

The following directors are the successor directors:

- Ramanjaneyulu Ganga (Independent Director)
- Chaitanya Moparthi (Independent Director)
- Anita Garsapati (Independent Director)

4. Authority to Take Further Action

RESOLVED FURTHER, that the officers and directors of the Company, as reconstituted, are hereby authorized and directed to take all actions necessary or appropriate to implement the foregoing resolutions, including but not limited to:

- Notifying the removed directors of their removal and requesting the return of all Company property, records, and confidential information in their possession;
- Filing all required notices, reports, and other necessary filings with the New York Department of State, the Securities and Exchange Commission, and any other applicable regulatory authorities to disclose and reflect changes in the Board of Directors and executive officers.
- Updating the Company's books, records, and corporate filings to reflect the removal of the directors and the reconstitution of the Board;
- Providing prompt notice of the action taken by written consent to all shareholders who have not executed this consent, in accordance with NYBCL § 615(c);
- Taking such other actions as may be necessary or appropriate to effectuate the intent of these resolutions.

5. Ratification

RESOLVED FURTHER, that all actions taken by the officers and directors of the Company prior to the date hereof that are consistent with the intent and purpose of these resolutions are hereby ratified, confirmed, and approved in all respects.

6. Severability

RESOLVED FURTHER, that if any provision of these resolutions is determined to be invalid, illegal, or unenforceable in any respect, such determination shall not affect the validity, legality, or enforceability of any other provision hereof.

EXECUTION AND ATTESTATION

IN WITNESS WHEREOF, the undersigned, being the holders of the requisite number of shares of the Company entitled to vote on the matters set forth herein, have executed this Written Consent Resolution as of the dates set forth below.

SIGNATURE BLOCKS

CLASS B SHAREHOLDERS

Name of Shareholder	Number and Class of Shares	Signature	Date
Srivatsava Sunkara	682,954 and 'Class B'	Srivatsava sunkara	04/03/2026
Kiran Kumar Inampudi	682,954 and 'Class B'		04/03/2026

SUPPORTING CLASS A SHAREHOLDERS

Name of Shareholder	Number and Class of Shares	Signature	Date
Srivatsava Sunkara	187,500 and 'Class A'	Srivatsava sunkara	04/03/2026
Kiran Kumar Inampudi	187,500 and 'Class A'		04/03/2026
Ramanjaneyulu Ganga	113,571 and 'Class A'	ramganga	04/03/2026
Chaitanya Moparthi	367,491 and 'Class A'	Chaitanya Moparthi	04/03/2026
Legal Representative, Spire Capital LLC	743,750 and 'Class A'	Andy Altahawi	04/03/2026
Vamsinadh Bandla, Angels Match P Ltd.	453,600 and 'Class A'	Vamsinadh Bandla	04/03/2026
Harshavardhan Vemuri	437,500 and 'Class A'		04/03/2026

Based on the above, the signatory shareholders represent 64.03% of the total voting power of the Company, including the voting rights attached to both Class A and Class B shares.